Exhibit 99.1

More information:
Torrey Martin
SVP, Communications and Corporate Development
203.956.8746
tmartin@affiniongroup.com

AFFINION GROUP HOLDINGS, INC. ANNOUNCES RESULTS FOR THE FOURTH QUARTER

AND YEAR ENDED DECEMBER 31, 2014

ACHIEVES FULL YEAR ADJUSTED EBITDA OF $281.7 MILLION

STAMFORD, Conn., March 19, 2015 – Affinion Group Holdings, Inc. (“Affinion Holdings” or the “Company”), the global leader in enabling companies to connect and engage with their customers, thereby creating rewarding relationships and enhancing brand loyalty, announced today the financial results for the three - and twelve-month periods ended December 31, 2014 (the “fourth quarter” or “quarter” and “full year,” respectively) for itself and selected financial information for its wholly-owned subsidiary, Affinion Group, Inc. (“Affinion”).

“During the fourth quarter, we saw solid results across our businesses, highlighted by double-digit growth in our Global Loyalty segment and nearly 9% growth in our International segment as we continue to realize the benefits of strategic investments in these core growth areas,” said Todd Siegel, the Company’s Chief Executive Officer. “Over the past year, we have positioned the company for long term success by expanding relationships, entering into new verticals and investing in our businesses. For 2015, we will continue to execute on our strategic plans and expect our Adjusted EBITDA to be flat with our 2014 results on a currency consistent basis.”

Results Highlights

Notes: Adjusted EBITDA as referred to above excludes any pro forma impact of acquisitions. See Tables 6 and 7 for a complete description of Adjusted EBITDA and the related reconciliations to GAAP measures.

Fourth Quarter Net Revenues

☐	Net revenues for the fourth quarter of 2014 increased 0.9%, from $311.8 million in the fourth quarter of 2013 to $314.6 million.

☐	The increase in overall net revenues was due to revenue growth in Global Loyalty, International and Insurance and Package businesses, partially offset by a decrease in Membership, which continued to decline due to the previously disclosed reduction in new marketing campaigns with the Company’s large financial institution partners.

Fourth Quarter Operating Results

☐	Adjusted EBITDA (as defined in Note (c) of Table 6) was $82.0 million as compared to $39.8 million for the fourth quarter of 2013, an increase of 106.0%.

☐	Segment EBITDA decreased $235.0 million as the impact of a charge for the impairment of goodwill of $292.4 million related to the Membership business was partially offset by lower marketing and commission costs, as well as lower general and administrative and operating expenses in the quarter.

☐	As compared to Segment EBITDA, fourth quarter Adjusted EBITDA reflects the exclusion of, among other items, $292.4 million related to the non-cash goodwill impairment charge, as well as $12.4 million in costs related primarily to restructuring of certain operations including related severance costs, $2.8 million in costs relating to certain litigation matters and $2.2 million of stock compensation expense.

Full Year Net Revenues

☐	Net revenues for 2014 decreased 6.9%, from $1,334.7 million in 2013 to $1,242.8 million in 2014, with the growth from International products and Global Loyalty revenue more than offset by the declines in both Membership and Insurance and Package products revenue.

☐	Revenue generated from Global Loyalty increased 0.6% for 2014 as increased revenues from higher travel volume and the contributions from the acquisition of SkyMall Ventures on September 9, 2014 were partially offset by lower revenues due to the slower ramp-up of new client programs.

☐	Revenue generated from International increased 7.8% in 2014 primarily from higher retail membership revenue in both online and offline acquisition channels associated with increased members. Total Global Loyalty and International products revenues in 2014 represented 43% of the Company’s aggregate revenue.

☐	Insurance and Package revenue declined 11.6% in 2014, largely due to higher cost of insurance from higher claims experience principally in the second and third quarters, compared to the previous year.

☐	Membership revenue declined 16.0% in 2014, primarily due to a decline in retail member volumes related to the continuing regulatory challenges facing our large financial institution partners with respect to new marketing campaign launches.

Full Year Operating Results

☐	Adjusted EBITDA was $281.7 million in 2014 as compared to $293.2 million for 2013, a decrease of $11.5 million, or 3.9%.

☐	Segment EBITDA decreased $322.0 million as the impact of an impairment of goodwill charge of $292.4 million in 2014 related to the Membership business, lower net revenues and higher general and administrative costs were partially offset by lower marketing and commissions and lower operating costs.

☐	As compared to Segment EBITDA, full year Adjusted EBITDA reflects the exclusion of, among other items, $292.4 million related to the non-cash goodwill impairment charge, as well as $7.2 million in costs related to the previously disclosed conversion to a new carrier relationship, $31.8 million in costs related primarily to the restructuring of certain operations including related severance costs, $6.8 million of debt financing costs, $9.7 million of stock compensation expense and $40.1 million in costs relating to the ongoing resolution of previously disclosed litigation matters.

☐	Operating cash flow for 2014 was $37.0 million, compared to $1.2 million in 2013. The increase was due primarily to higher payments in 2013 for litigation matters, lower cash interest and lower profit sharing receivables primarily due to the conversion to a new primary insurance carrier which does not have a profit sharing arrangement.

Segment Commentary

Global Loyalty revenues increased by $6.0 million, or 14.9%, for the three months ended December 31, 2014 to $46.4 million as compared to $40.4 million for the three months ended December 31, 2013, and increased $1.1 million, or 0.6%, from $169.8 million to $170.9 million for the full year. Revenue for the quarter increased primarily due to the contributions from the acquisition of SkyMall Ventures in mid-September. Revenue for the year increased due to contributions from the acquisition of SkyMall Ventures and increased revenue from higher travel volumes, partially offset by the slower ramp-up of new client programs.

Global Loyalty Segment EBITDA increased by $2.9 million, or 20.3%, for the three months ended December 31, 2014 to $17.2 million as compared to $14.3 million for the three months ended December 31, 2013, and increased $1.1 million, or 1.6%, for the year ended December 31, 2014, as compared to the year ended December 31, 2013. Segment EBITDA for the quarter increased primarily due to the net contribution from the SkyMall Ventures acquisition. Segment EBITDA for the year increased primarily from the higher net revenue as operating expenses were primarily flat year over year.

International products net revenues increased by $6.9 million, or 8.6%, to $87.6 million for the three months ended December 31, 2014 as compared to $80.7 million for the three months ended December 31, 2013, and revenues increased by $26.2 million, or 7.8%, to $362.9 million for the full year as compared to $336.7 million for the full year ended December 31, 2013. Net revenues increased for the quarter and for the full year due to higher retail membership revenue in both online and offline acquisition channels associated with increased members. Revenues for the quarter were negatively impacted by $6.8 million from foreign exchange, and revenues from the quarter and for the full year were positively impacted by $8.2 million from the absence of a non-recurring, non-cash adjustment in connection with the timing of recording retail revenue recorded in 2013.

International Segment EBITDA increased by $13.5 million to $5.1 million for the three months ended December 31, 2014 as compared to a loss of $8.4 million for the three months ended December 31, 2013, and Segment EBITDA for the full year decreased by $7.2 million, or 73.5%, as compared to the full year 2013. The increase in Segment EBITDA for the quarter was primarily driven by higher revenue and lower marketing and commissions. Segment EBITDA for the full year decreased as the positive impact of higher revenue was more than offset by higher marketing and commissions, higher operating costs and higher general and administration expenses, primarily from an increase in reserves for certain legal matters.

Membership products net revenues decreased by $15.3 million, or 12.8%, to $104.4 million for the three months ended December 31, 2014 as compared to $119.7 million for the three months ended December 31, 2013, and decreased by $85.0 million, or 16.0%, to $446.9 million for the year ended December 31, 2014 as compared to $531.9 million for the year ended December 31, 2013. Membership net revenue decreased for the quarter and for the full year primarily due to a decline in retail member volumes related to the continuing regulatory challenges facing our large financial institution partners with respect to new marketing campaign launches.

Membership Segment EBITDA increased by $11.6 million for the three months ended December 31, 2014 as compared to the three months ended December 31, 2013, and decreased by $23.7 million, or 27.6%, for the year ended December 31, 2014 as compared to the year ended December 31, 2013. Segment EBITDA increased in the quarter as the impact of lower net revenues was more than offset by lower marketing and commissions, lower operating costs and lower general and administrative expenses. Segment EBITDA for the full year decreased as the impact of lower net revenues and higher general and administrative expenses was partially offset by lower marketing and commissions and lower operating costs.

Insurance and Package products net revenues increased by $5.1 million, or 7.1%, to $76.7 million for the three months ended December 31, 2014 as compared to $71.6 million for the three months ended December 31, 2013, and decreased by $34.5 million, or 11.6%, to $264.0 million for the full year as compared to $298.5 million for the full year 2013. Insurance net revenue increased for the quarter primarily due to a lower cost of insurance from lower claims experience while Package revenue decreased due to the impact of lower average Package members. Insurance net revenue for the full year decreased primarily due to an increase in the cost of insurance from higher claims experience principally in the second and third quarters partially offset by lower claims in the fourth quarter, and Package revenue declined due to lower average Package members.

Insurance and Package Segment EBITDA increased by $20.9 million for the three months ended December 31, 2014 as compared to the three months ended December 31, 2013, and decreased by $1.9 million for the year ended December 31, 2014 as compared to the year ended December 31, 2013. Segment EBITDA in the quarter increased primarily due to higher net revenues and lower marketing and commissions primarily the result of higher marketing spend in 2013 related to the conversion to our new primary insurance carrier. Segment EBITDA for the year decreased primarily due to lower net revenues which were partially offset by a reduction in marketing and commissions along with lower general and administrative expenses primarily due to higher costs associated with the carrier conversion in 2013.

Selected Liquidity Data

Affinion Group, Inc.

Affinion has several debt instruments outstanding, including senior notes, senior subordinated notes, and senior secured credit facilities, which consist of first lien and second lien term loan facilities and a revolving credit facility.

At December 31, 2014, Affinion had $769.2 million of first lien term loans outstanding, $425.0 million of second lien term loans outstanding, $473.3 million outstanding under its senior notes (net of discounts) due in 2018, $2.6 million outstanding under its senior subordinated notes due in 2015, and $353.3 million outstanding under the Affinion Investments LLC senior subordinated notes (net of discounts) due in 2018.

At December 31, 2014, there were outstanding borrowings of $5.0 million against Affinion’s revolving credit facility and $61.7 million of the credit facility was available for borrowing, after giving effect to the issuance of $13.3 million in letters of credit.

As of December 31, 2014, Affinion’s senior secured leverage ratio was 2.57 to 1.0. The senior secured leverage ratio is defined in our amended and restated senior secured credit facility, as amended on May 20, 2014 (senior secured debt, as defined, to Adjusted EBITDA, as defined) and must be equal to or less than 4.25 to 1.0 at December 31, 2014.

As of December 31, 2014, Affinion’s fixed charge coverage ratio was 1.71 to 1.0. The fixed charge coverage ratio is defined in the indentures governing our 2010 senior notes and 2013 senior subordinated notes (consolidated cash flows, as defined, which is computed with the same addbacks as in Adjusted EBITDA (as defined in our amended and restated senior secured credit facility) to fixed charges, as defined). The calculation of fixed charges excludes the amortization of deferred financing costs associated with the amendment and restatement of our credit facility on April 9, 2010.

For the year ended December 31, 2014, Affinion’s net cash provided by operating activities was $40.8 million and the net loss attributable to Affinion was $374.4 million. Pro forma Adjusted EBITDA (as defined in Note (c) of Table 7) for both ratio calculations above was $292.2 million for the year ended December 31, 2014.

At December 31, 2014, Affinion had $28.0 million of unrestricted cash on hand.

Affinion Group Holdings, Inc.

At December 31, 2014, Affinion Holdings had $211.3 million outstanding under its senior secured PIK/toggle notes (net of discounts) due in 2018 and $32.2 million outstanding under its senior notes due in 2015, in addition to Affinion’s debt instruments.

At December 31, 2014, Affinion Holdings had $32.3 million of unrestricted cash on hand, of which $4.3 million resides at Affinion Holdings.

Historically, the business results for Affinion and Affinion Holdings have been substantially similar, particularly with respect to revenue and Adjusted EBITDA. Accordingly, except as it relates to the Affinion selected financial information above, the Company is no longer providing separate financial results for Affinion as an addendum to its earnings press release.

Call-In Information

Affinion Group Holdings, Inc. will hold an informational call to discuss the results for the quarter ended December 31, 2014 at 10:00 a.m. (ET) on Thursday, March 19, 2015. The conference call will be broadcast live and can be accessed by dialing 1.866.394.8483 (domestic) or 1.706.758.1455 (international) and entering passcode 97610480. Interested parties should call at least ten (10) minutes prior to the call to register. The Company will also provide an online Web simulcast of its conference call. The Web simulcast will be available online by visiting http://www.affinion.com/ir. A telephonic replay of the call will be available through midnight March 23, 2015 by dialing 1.855.859.2056 (domestic) or 1.404.537.3406 (international) and entering passcode 97610480.

Important Notes

The information presented in this release is a comparison of the unaudited consolidated results of operations for the three month period ended December 31, 2014 and the audited consolidated results of operations for the twelve month period ended December 31, 2014 to the unaudited consolidated results of operations for the three month period ended December 31, 2013 and the audited consolidated results of operations for the twelve month period ended December 31, 2013.

About Affinion Holdings

As a global leader with over 40 years of experience, Affinion Holdings enhances the value of its partners’ customer relationships by developing and marketing loyalty solutions. Leveraging its expertise in customer engagement, product development and targeted marketing, Affinion Holdings provides programs in subscription-based lifestyle services, personal protection, insurance and other areas to help generate increased customer loyalty and significant incremental revenue for more than 5,500 marketing partners worldwide, including many of the largest and most respected companies in financial services, retail, travel, and Internet commerce. Based in Stamford, CT, the Company has approximately 3,700 employees and has marketing capabilities in 19 countries globally. For more information, visit www.affinion.com.

Safe Harbor Statement Under the U.S. Private Securities Litigation Reform Act of 1995

This press release may contain “forward-looking” statements as defined by the Private Securities Litigation Reform Act of 1995 or by the U.S. Securities and Exchange Commission (SEC) in its rules, regulations and releases. These statements include, but are not limited to, discussions regarding industry outlook, the Company’s expectations regarding the performance of its business, its liquidity and capital resources, its guidance for 2015 and the other non-historical statements. These statements can be identified by the use of words such as “believes” “anticipates,” “expects,” “intends,” “plans,” “continues,” “estimates,” “predicts,” “projects,” “forecasts,” and similar expressions. All forward-looking statements are based on management’s current expectations and beliefs only as of the date of this press release and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those discussed in, or implied by, the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, risks related to general economic and business conditions and international and geopolitical events, a downturn in the credit card industry or changes in the techniques of credit card issuers, industry trends, foreign currency exchange rates, the effects of a decline in travel on the Company’s travel fulfillment business, termination or expiration of one or more agreements with its marketing partners or a reduction of the marketing of its services by one or more of its marketing partners, the Company’s substantial leverage, restrictions contained in its debt agreements, its inability to compete effectively, and other risks identified and discussed from time to time in reports filed by Affinion Holdings and Affinion with the SEC, including Affinion Holdings’ most recent Annual Report on Form 10-K for the year ended December 31, 2014 as well as Affinion’s most recent Annual Report on Form 10-K for the year ended December 31, 2014. Readers are strongly encouraged to review carefully the full cautionary statements described in these reports. Except as required by law, the Company undertakes no obligation to revise or update publicly any forward-looking statements to reflect events or circumstances after the date of this press release, or to reflect the occurrence of unanticipated events or circumstances.

TABLE 1

AFFINION GROUP HOLDINGS, INC.

UNAUDITED SUPPLEMENTAL DATA FOR

SELECTED BUSINESS SEGMENTS

The following table provides data for selected business segments.

Subscriber and insured amounts in thousands, except dollars and percentages.

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Global Average Subscribers, excluding Basic Insureds	38,666	39,242	39,334	40,692
Annualized Net Revenue Per Global Average Subscriber, excluding Basic Insureds (1)	$27.61	$27.62	$27.00	$28.66

Global Membership Subscribers
Average Global Retail Subscribers (2)	7,429	8,122	7,606	8,851
Annualized Net Revenue Per Global Average Subscriber (1)	$83.42	$79.81	$86.20	$80.84
Global Package Subscribers and Wholesale
Average Global Package Subscribers and Wholesale (2)	27,539	27,268	27,972	27,902
Annualized Net Revenue Per Global Average Package and Wholesale Subscriber (1)	$6.59	$7.17	$6.61	$7.33
Global Insureds
Average Supplemental Insureds (2)	3,698	3,852	3,756	3,939
Annualized Net Revenue Per Supplemental Insured (1)	$72.02	$62.34	$59.00	$62.46
Global Average Subscribers, including Basic Insureds	58,543	59,864	59,461	61,664

(1)	Annualized Net Revenue Per Global Average Subscriber and Supplemental Insured are all calculated by taking the revenues as reported for the period and dividing it by the average subscribers or insureds, as applicable, for the period. Quarterly periods are then multiplied by four to annualize this amount for comparative purposes. Upon cancellation of a subscriber or an insured, as applicable, the subscriber’s or insured’s, as applicable, revenues are no longer recognized in the calculation.
(2)	Average Global Subscribers and Average Supplemental Insureds for the period are all calculated by determining the average subscribers or insureds, as applicable, for each month in the period (adding the number of subscribers or insureds, as applicable, at the beginning of the month with the number of subscribers or insureds, as applicable, at the end of the month and dividing that total by two) and then averaging that result for the period. A subscriber’s or insured’s, as applicable, account is added or removed in the period in which the subscriber or insured, as applicable, has joined or cancelled.

TABLE 2

AFFINION GROUP HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2014 AND 2013

(In millions, except share amounts)

	December 31, 2014	December 31, 2013
Assets
Current assets:
Cash and cash equivalents	$32.3	$20.1
Restricted cash	35.8	36.6
Receivables (net of allowances for doubtful accounts of $8.5 and $11.8, respectively)	119.3	132.5
Profit-sharing receivables from insurance carriers	28.7	64.7
Prepaid commissions	48.0	37.5
Income taxes receivable	1.3	2.6
Other current assets	104.6	87.4

Total current assets	370.0	381.4
Property and equipment, net	139.0	140.4
Contract rights and list fees, net	16.7	19.1
Goodwill	322.2	606.3
Other intangibles, net	103.3	153.8
Other non-current assets	68.4	67.2

Total assets	$1,019.6	$1,368.2

Liabilities and Deficit
Current liabilities:
Current portion of long-term debt	$43.1	$11.7
Accounts payable and accrued expenses	426.0	398.4
Deferred revenue	89.9	105.4
Income taxes payable	3.2	4.3

Total current liabilities	562.2	519.8
Long-term debt	2,229.6	2,246.5
Deferred income taxes	33.0	74.5
Deferred revenue	10.0	10.4
Other long-term liabilities	31.3	36.8

Total liabilities	2,866.1	2,888.0

Commitments and contingencies
Deficit:
Common stock, $0.01 par value, 540,000,000 shares authorized, 85,129,859 shares issued and 84,842,535 and 84,913,613 shares outstanding	0.9	0.9
Additional paid in capital	144.1	136.6
Warrants	124.8	25.8
Accumulated deficit	(2,117.5)	(1,688.8)
Accumulated other comprehensive income	1.2	5.7
Treasury stock, at cost, 287,324 and 216,246 shares	(1.1)	(1.1)

Total Affinion Group Holdings, Inc. deficit	(1,847.6)	(1,520.9)
Non-controlling interest in subsidiary	1.1	1.1

Total deficit	(1,846.5)	(1,519.8)

Total liabilities and deficit	$1,019.6	$1,368.2

TABLE 3

AFFINION GROUP HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

FOR THE THREE MONTHS AND YEARS ENDED DECEMBER 31, 2014 AND 2013

(In millions)

	For the Three Months Ended		For the Year Ended
	December 31, 2014	December 31, 2013	December 31, 2014	December 31, 2013
Net revenues	$314.6	$311.8	$1,242.8	$1,334.7

Expenses:
Cost of revenues, exclusive of depreciation and amortization shown separately below:
Marketing and commissions	121.6	158.1	481.9	533.2
Operating costs	101.2	111.2	411.9	439.4
General and administrative	30.6	38.1	172.9	157.0
Impairment of goodwill and other long-lived assets	292.4	1.6	292.4	1.6
Facility exit costs	1.0	—	2.7	0.5
Depreciation and amortization	28.4	27.6	109.7	113.9

Total expenses	575.2	336.6	1,471.5	1,245.6

Income (loss) from operations	(260.6)	(24.8)	(228.7)	89.1
Interest income	0.1	(0.1)	0.3	0.4
Interest expense	(57.6)	(52.8)	(223.7)	(206.5)
Loss on extinguishment of debt	—	(4.6)	(14.6)	(4.6)
Other income, net	—	0.1	—	0.1

Loss before income taxes and non-controlling interest	(318.1)	(82.2)	(466.7)	(121.5)
Income tax benefit (expense)	49.4	(1.4)	38.5	(13.6)

Net loss	(268.7)	(83.6)	(428.2)	(135.1)
Less: net income attributable to non-controlling interest	(0.1)	(0.1)	(0.5)	(0.4)

Net loss attributable to Affinion Group Holdings, Inc.	$(268.8)	$(83.7)	$(428.7)	$(135.5)

Net loss	$(268.7)	$(83.6)	$(428.2)	$(135.1)
Currency translation adjustment, net of tax	(2.4)	1.6	(4.5)	(1.1)

Comprehensive loss	(271.1)	(82.0)	(432.7)	(136.2)
Less: comprehensive income attributable to non-controlling interest	(0.2)	—	(0.5)	(0.1)

Comprehensive loss attributable to Affinion Group Holdings, Inc.	$(271.3)	$(82.0)	$(433.2)	$(136.3)

TABLE 4

AFFINION GROUP HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2014 AND 2013

(In millions)

	For the Year Ended
	December 31, 2014	December 31, 2013
Operating Activities
Net loss	$(428.2)	$(135.1)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	109.7	113.9
Amortization of debt discount and financing costs	13.8	12.7
Impairment of goodwill and other long-lived assets	292.4	1.6
Impairment of equity investment	—	0.7
Provision for loss on accounts receivable	0.3	2.7
Financing costs	6.8	11.1
Loss on extinguishment of debt	14.6	4.6
Facility exit costs	2.7	0.5
Share-based compensation	8.6	9.6
Deferred income taxes	(43.4)	7.3
Net change in assets and liabilities:
Restricted cash	(2.8)	(0.7)
Receivables	10.1	4.5
Receivables from related parties	(3.7)	—
Profit-sharing receivables from insurance carriers	36.0	10.0
Prepaid commissions	(11.0)	5.2
Other current assets	22.7	(1.7)
Contract rights and list fees	2.1	2.7
Other non-current assets	(3.6)	(5.6)
Accounts payable and accrued expenses	24.0	(21.5)
Payables to related parties	0.1	—
Deferred revenue	(13.0)	(13.8)
Income taxes receivable and payable	0.3	(1.0)
Other long-term liabilities	(9.2)	(4.9)
Other, net	7.7	(1.6)

Net cash provided by operating activities	37.0	1.2

Investing Activities
Capital expenditures	(51.0)	(46.3)
Restricted cash	2.1	(1.2)
Acquisition-related payments, net of cash acquired	(22.0)	(3.6)

Net cash used in investing activities	(70.9)	(51.1)

Financing Activities
Borrowings (repayments) under revolving credit facility, net	(41.0)	46.0
Proceeds from issuance of debt	425.0	—
Financing costs	(23.0)	(15.5)
Principal payments on borrowings	(316.1)	(11.8)
Proceeds from issuance of warrants	3.8	—
Distribution to non-controlling interest of a subsidiary	(0.6)	(0.6)

Net cash provided by financing activities	48.1	18.1

Effect of changes in exchange rates on cash and cash equivalents	(2.0)	—

Net increase (decrease) in cash and cash equivalents	12.2	(31.8)
Cash and cash equivalents, beginning of year	20.1	51.9

Cash and cash equivalents, end of year	$32.3	$20.1

Supplemental Disclosure of Cash Flow Information:
Interest payments	$171.6	$198.1

Income tax payments, net of refunds	$2.5	$6.8

TABLE 5

AFFINION GROUP HOLDINGS, INC.

UNAUDITED OPERATING SEGMENT RESULTS

(In millions)

Net revenues and Segment EBITDA by operating segment are as follows:

Net Revenues

	For the Three Months Ended			For the Year Ended
	December 31, 2014	December 31, 2013	Increase (Decrease)	December 31, 2014	December 31, 2013	Increase (Decrease)
Membership Products	$104.4	$119.7	$(15.3)	$446.9	$531.9	$(85.0)
Insurance and Package Products	76.7	71.6	5.1	264.0	298.5	(34.5)
Global Loyalty Products	46.4	40.4	6.0	170.9	169.8	1.1
International Products	87.6	80.7	6.9	362.9	336.7	26.2
Eliminations	(0.5)	(0.6)	0.1	(1.9)	(2.2)	0.3

Total	$314.6	$311.8	$2.8	$1,242.8	$1,334.7	$(91.9)

Segment EBITDA (1)
	For the Three Months Ended			For the Year Ended
	December 31, 2014	December 31, 2013	Increase (Decrease)	December 31, 2014	December 31, 2013	Increase (Decrease)
Membership Products	$15.8	$4.2	$11.6	$62.2	$85.9	$(23.7)
Insurance and Package Products	25.5	4.6	20.9	63.1	65.0	(1.9)
Global Loyalty Products	17.2	14.3	2.9	68.1	67.0	1.1
International Products	5.1	(8.4)	13.5	2.6	9.8	(7.2)

Total products	63.6	14.7	48.9	196.0	227.7	(31.7)
Corporate	(3.4)	(10.3)	6.9	(22.6)	(23.1)	0.5
Impairment of goodwill and other long-lived assets	(292.4)	(1.6)	(290.8)	(292.4)	(1.6)	(290.8)

	(232.2)	2.8	(235.0)	(119.0)	203.0	(322.0)
Depreciation and amortization	(28.4)	(27.6)	(0.8)	(109.7)	(113.9)	4.2

Income (loss) from operations	$(260.6)	$(24.8)	$(235.8)	$(228.7)	$89.1	$(317.8)

(1)	See reconciliation of Non-GAAP Financial Measures on Table 6 for a discussion of Segment EBITDA.

TABLE 6

AFFINION GROUP HOLDINGS, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

TO GAAP FINANCIAL MEASURES (UNAUDITED)

(In millions)

Set forth below is a reconciliation of Affinion Holdings’ consolidated net cash provided by (used in) operating activities for the years and three months ended December 31, 2014 and 2013 to Affinion Holdings’ Adjusted EBITDA.

	For the Year Ended		For the Three Months Ended
	December 31, 2014	December 31, 2013	December 31, 2014	December 31, 2013
	(in millions)
Net cash provided by (used in) operating activities	$37.0	$1.2	$30.1	$(82.8)
Interest expense, net	223.4	206.1	57.5	52.9
Income tax expense (benefit)	(38.5)	13.6	(49.4)	1.4
Amortization of debt discount and financing costs	(13.8)	(12.7)	(3.2)	(3.3)
Provision for loss on accounts receivable	(0.3)	(2.7)	(0.3)	(2.7)
Deferred income taxes	43.4	(7.3)	50.8	(0.2)
Changes in assets and liabilities	(59.7)	28.4	(22.4)	52.6
Effect of purchase accounting, reorganizations, certain legal costs and net cost savings (a)	66.1	22.3	13.3	8.2
Other, net (b)	24.1	44.3	5.6	13.7

Adjusted EBITDA, excluding pro forma adjustments (c) (d)	281.7	$293.2	$82.0	$39.8

Effect of the pro forma adjustments (e)	10.4

Adjusted EBITDA, including pro forma adjustments (f)	$292.1

(a)	Eliminates the effect of purchase accounting related to the Apollo transactions and Back-Up and Travel acquisition, legal costs for certain legal matters and costs associated with severance incurred.
(b)	Eliminates (i) net changes in certain reserves, (ii) foreign currency gains and losses related to unusual, non-recurring intercompany transactions, (iii) the loss from an investment accounted for under the equity method, (iv) costs associated with certain strategic and corporate development activities, including business optimization, (v) consulting fees payable to Apollo, and (vi) the impact of an adjustment related to the recognition of International retail revenue.
(c)	Adjusted EBITDA consists of income from operations before depreciation and amortization further adjusted to exclude non-cash and unusual items and other adjustments permitted in our debt agreements to test the permissibility of certain types of transactions, including debt incurrence. We believe that the inclusion of Adjusted EBITDA is appropriate as a liquidity measure. Adjusted EBITDA is not a measurement of liquidity or financial performance under U.S. GAAP and Adjusted EBITDA may not be comparable to similarly titled measures of other companies. You should not consider Adjusted EBITDA as an alternative to cash flows from operating activities determined in accordance with U.S. GAAP, as an indicator of cash flows, as a measure of liquidity, as an alternative to operating or net income determined in accordance with U.S. GAAP or as an indicator of operating performance.
(d)	Adjusted EBITDA, excluding pro forma adjustments, does not give pro forma effect to (i) the acquisition of Propp Corp. that was completed in the third quarter of 2014, (ii) the acquisition of SkyMall that was completed in the third quarter of 2014, or (iii) projected annualized benefits of restructurings and other cost savings initiatives. However, we do make such accretive pro forma adjustments as if such acquisitions, restructurings and cost savings initiatives had occurred on January 1, 2014 in calculating the Adjusted EBITDA under Affinion’s amended and restated senior secured credit facility and the indentures governing Affinion’s 7.875% senior notes due 2018 (the “Affinion senior notes”), Affinion’s 13.5% senior subordinated notes due 2018 (the “Affinion 2013 senior subordinated notes”) and the Affinion Holdings 13.75%/14.50% PIK Toggle senior notes due 2018 (the “PIK Toggle senior notes”).
(e)	Gives effect to the projected annualized benefits of the acquisitions of Propp Corp. and SkyMall, restructurings and other cost savings initiatives as if such acquisitions, restructurings and cost savings initiatives had occurred on January 1, 2014.
(f)	Adjusted EBITDA, including pro forma adjustments, gives pro forma effect to the adjustments discussed in (e) above.

TABLE 6 – cont’d

Set forth below is a reconciliation of Affinion Holdings’ consolidated net loss attributable to Affinion Group Holdings, Inc. for the years and three months ended December 31, 2014 and 2013 to Affinion Holdings’ Adjusted EBITDA.

	For the Year Ended		For the Three Months Ended
	December 31, 2014	December 31, 2013	December 31, 2014	December 31, 2013
	(in millions)
Net loss attributable to Affinion Group Holdings, Inc.	$(428.7)	$(135.5)	$(268.8)	$(83.7)
Interest expense, net	223.4	206.1	57.5	52.9
Income tax expense (benefit)	(38.5)	13.6	(49.4)	1.4
Non-controlling interest	0.5	0.4	0.1	0.1
Other income, net	—	(0.1)	—	(0.1)
Loss on extinguishment of debt	14.6	4.6	—	4.6
Depreciation and amortization	109.7	113.9	28.4	27.6
Effect of purchase accounting, reorganizations and non-recurring revenues and gains (a)	0.1	4.6	0.1	0.8
Certain legal costs (b)	40.1	7.5	2.8	3.5
Net cost savings (c)	25.9	10.2	10.4	3.9
Other, net (d)	334.6	67.9	300.9	28.8

Adjusted EBITDA, excluding pro forma adjustments (e) (f)	281.7	$293.2	$82.0	$39.8

Effect of the pro forma adjustments (g)	10.4

Adjusted EBITDA, including pro forma adjustments (h)	$292.1

(a)	Eliminates the effect of purchase accounting related to the Apollo transactions and Back-Up and Travel acquisition.
(b)	Represents the elimination of legal costs for certain legal matters.
(c)	Represents the elimination of costs associated with severance incurred.
(d)	Eliminates (i) net changes in certain reserves, (ii) share-based compensation expense, (iii) foreign currency gains and losses related to unusual, non-recurring intercompany transactions, (iv) the loss from an investment accounted for under the equity method, (v) costs associated with certain strategic and corporate development activities, including business optimization, (vi) consulting fees payable to Apollo, (vii) facility exit costs, (viii) the impairment charge related to the intangible assets and property and equipment of Prospectiv Direct, Inc. (“Prospectiv”) and the impairment charge related to the goodwill of Membership Products, (ix) the impact of an adjustment related to the recognition of International retail revenue, and (x) debt refinancing expenses.
(e)	Adjusted EBITDA consists of income from operations before depreciation and amortization further adjusted to exclude non-cash and unusual items and other adjustments permitted in our debt agreements to test the permissibility of certain types of transactions, including debt incurrence. We believe that the inclusion of Adjusted EBITDA is appropriate as a liquidity measure. Adjusted EBITDA is not a measurement of liquidity or financial performance under U.S. GAAP and Adjusted EBITDA may not be comparable to similarly titled measures of other companies. You should not consider Adjusted EBITDA as an alternative to cash flows from operating activities determined in accordance with U.S. GAAP, as an indicator of cash flows, as a measure of liquidity, as an alternative to operating or net income determined in accordance with U.S. GAAP or as an indicator of operating performance.
(f)	Adjusted EBITDA, excluding pro forma adjustments, does not give pro forma effect to (i) the acquisition of Propp Corp. that was completed in the third quarter of 2014, (ii) the acquisition of SkyMall that was completed in the third quarter of 2014, or (iii) projected annualized benefits of restructurings and other cost savings initiatives. However, we do make such accretive pro forma adjustments as if such acquisitions, restructurings and cost savings initiatives had occurred on January 1, 2014 in calculating the Adjusted EBITDA under Affinion’s amended and restated senior secured credit facility and the indentures governing the Affinion senior notes, the Affinion 2013 senior subordinated notes and the PIK Toggle senior notes.
(g)	Gives effect to the projected annualized benefits of the acquisitions of Propp Corp. and SkyMall, restructurings and other cost savings initiatives as if such acquisitions, restructurings and cost savings initiatives had occurred on January 1, 2014.
(h)	Adjusted EBITDA, including pro forma adjustments, gives pro forma effect to the adjustments discussed in (g) above.

Set forth below is a reconciliation of Affinion Holdings’ consolidated net loss attributable for the years and three months ended December 31, 2014 and 2013 to Affinion Holdings’ Segment EBITDA, defined as income from operations before depreciation and amortization.

	For the Year Ended		For the Three Months Ended
	December 31, 2014	December 31, 2013	December 31, 2014	December 31, 2013
Net loss attributable to Affinion Group Holdings, Inc.	$(428.7)	$(135.5)	$(268.8)	$(83.7)
Interest expense, net	223.4	206.1	57.5	52.9
Income tax expense (benefit)	(38.5)	13.6	(49.4)	1.4
Non-controlling interest	0.5	0.4	0.1	0.1
Other income, net	—	(0.1)	—	(0.1)
Loss on extinguishment of debt	14.6	4.6	—	4.6
Depreciation and amortization	109.7	113.9	28.4	27.6

Segment EBITDA	$(119.0)	$203.0	$(232.2)	$2.8

TABLE 7

AFFINION GROUP, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

TO GAAP FINANCIAL MEASURES (UNAUDITED)

(In millions, except ratios)

Set forth below is a reconciliation of Affinion’s consolidated net cash provided by (used in) operating activities for the years and three months ended December 31, 2014 and 2013 to Affinion’s Adjusted EBITDA.

	For the Year Ended		For the Three Months Ended
	December 31, 2014	December 31, 2013	December 31, 2014	December 31, 2013
	(in millions)
Net cash provided by (used in) operating activities	$40.8	$41.5	$32.0	$(61.4)
Interest expense, net	179.1	165.1	47.3	42.0
Income tax expense (benefit)	(38.5)	13.6	(49.4)	1.4
Amortization of debt discount and financing costs	(10.1)	(10.1)	(2.3)	(2.5)
Provision for loss on accounts receivable	(0.3)	(2.7)	(0.3)	(2.7)
Deferred income taxes	43.4	(7.3)	50.8	(0.2)
Changes in assets and liabilities	(22.7)	26.8	(14.9)	41.5
Effect of purchase accounting, reorganizations, certain legal costs and net cost savings (a)	66.1	22.3	13.3	8.2
Other, net (b)	24.0	44.1	5.6	13.5

Adjusted EBITDA, excluding pro forma adjustments (c) (d)	281.8	$293.3	$82.1	$39.8

Effect of the pro forma adjustments (e)	10.4

Adjusted EBITDA, including pro forma adjustments (f)	$292.2

(a)	Eliminates the effect of purchase accounting related to the Apollo transactions and Back-Up and Travel acquisition, legal costs for certain legal matters and costs associated with severance incurred.
(b)	Eliminates (i) net changes in certain reserves, (ii) foreign currency gains and losses related to unusual, non-recurring intercompany transactions, (iii) the loss from an investment accounted for under the equity method, (iv) costs associated with certain strategic and corporate development activities, including business optimization, (v) consulting fees payable to Apollo, and (vi) the impact of an adjustment related to the recognition of International retail revenue.
(c)	Adjusted EBITDA consists of income from operations before depreciation and amortization further adjusted to exclude non-cash and unusual items and other adjustments permitted in our debt agreements to test the permissibility of certain types of transactions, including debt incurrence. We believe that the inclusion of Adjusted EBITDA is appropriate as a liquidity measure. Adjusted EBITDA is not a measurement of liquidity or financial performance under U.S. GAAP and Adjusted EBITDA may not be comparable to similarly titled measures of other companies. You should not consider Adjusted EBITDA as an alternative to cash flows from operating activities determined in accordance with U.S. GAAP, as an indicator of cash flows, as a measure of liquidity, as an alternative to operating or net income determined in accordance with U.S. GAAP or as an indicator of operating performance.
(d)	Adjusted EBITDA, excluding pro forma adjustments, does not give pro forma effect to (i) the acquisition of Propp Corp. that was completed in the third quarter of 2014, (ii) the acquisition of SkyMall that was completed in the third quarter of 2014, or (iii) projected annualized benefits of restructurings and other cost savings initiatives. However, we do make such accretive pro forma adjustments as if such acquisitions, restructurings and cost savings initiatives had occurred on January 1, 2014 in calculating the Adjusted EBITDA under Affinion’s amended and restated senior secured credit facility and the indentures governing the Affinion senior notes and the Affinion 2013 senior subordinated notes.
(e)	Gives effect to the projected annualized benefits of the acquisitions of Propp Corp. and SkyMall, restructurings and other cost savings initiatives as if such acquisitions, restructurings and cost savings initiatives had occurred on January 1, 2014.
(f)	Adjusted EBITDA, including pro forma adjustments, gives pro forma effect to the adjustments discussed in (e) above.

TABLE 7 – cont’d

Set forth below is a reconciliation of Affinion’s consolidated net loss attributable to Affinion Group, Inc. for the years and three months ended December 31, 2014 and 2013 to Affinion’s Adjusted EBITDA.

	For the Year Ended		For the Three Months Ended
	December 31, 2014	December 31, 2013	December 31, 2014	December 31, 2013
	(in millions)
Net loss attributable to Affinion Group, Inc.	$(374.4)	$(89.6)	$(258.5)	$(68.1)
Interest expense, net	179.1	165.1	47.3	42.0
Income tax expense (benefit)	(38.5)	13.6	(49.4)	1.4
Non-controlling interest	0.5	0.4	0.1	0.1
Other income, net	—	(0.1)	—	(0.1)
Loss on extinguishment of debt	6.0	—	—	—
Depreciation and amortization	109.7	113.9	28.4	27.6
Effect of purchase accounting, reorganizations and non-recurring revenues and gains (a)	0.1	4.6	0.1	0.8
Certain legal costs (b)	40.1	7.5	2.8	3.5
Net cost savings (c)	25.9	10.2	10.4	3.9
Other, net (d)	333.3	67.7	300.9	28.7

Adjusted EBITDA, excluding pro forma adjustments (e) (f)	281.8	$293.3	$82.1	$39.8

Effect of the pro forma adjustments (g)	10.4

Adjusted EBITDA, including pro forma adjustments (h)	$292.2

Senior secured leverage ratio (i)	2.57
Fixed charge coverage ratio (j)	1.71

(a)	Eliminates the effect of purchase accounting related to the Apollo transactions and Back-Up and Travel acquisition.
(b)	Represents the elimination of legal costs for certain legal matters.
(c)	Represents the elimination of costs associated with severance incurred.
(d)	Eliminates (i) net changes in certain reserves, (ii) share-based compensation expense, (iii) foreign currency gains and losses related to unusual, non-recurring intercompany transactions, (iv) the loss from an investment accounted for under the equity method, (v) costs associated with certain strategic and corporate development activities, including business optimization, (vi) consulting fees payable to Apollo, (vii) facility exit costs, (viii) the impairment charge related to the intangible assets and property and equipment of Prospectiv and the impairment charge related to the goodwill of Membership Products, (ix) the impact of an adjustment related to the recognition of International retail revenue, and (x) debt refinancing expenses.
(e)	Adjusted EBITDA consists of income from operations before depreciation and amortization further adjusted to exclude non-cash and unusual items and other adjustments permitted in our debt agreements to test the permissibility of certain types of transactions, including debt incurrence. We believe that the inclusion of Adjusted EBITDA is appropriate as a liquidity measure. Adjusted EBITDA is not a measurement of liquidity or financial performance under U.S. GAAP and Adjusted EBITDA may not be comparable to similarly titled measures of other companies. You should not consider Adjusted EBITDA as an alternative to cash flows from operating activities determined in accordance with U.S. GAAP, as an indicator of cash flows, as a measure of liquidity, as an alternative to operating or net income determined in accordance with U.S. GAAP or as an indicator of operating performance.
(f)	Adjusted EBITDA, excluding pro forma adjustments, does not give pro forma effect to (i) the acquisition of Propp Corp. that was completed in the third quarter of 2014, (ii) the acquisition of SkyMall that was completed in the third quarter of 2014, or (iii) projected annualized benefits of restructurings and other cost savings initiatives. However, we do make such accretive pro forma adjustments as if such acquisitions, restructurings and cost savings initiatives had occurred on January 1, 2014 in calculating the Adjusted EBITDA under Affinion’s amended and restated senior secured credit facility and the indentures governing the Affinion senior notes and the Affinion 2013 senior subordinated notes.
(g)	Gives effect to the projected annualized benefits of the acquisitions of Propp Corp. and SkyMall, restructurings and other cost savings initiatives as if such acquisitions, restructurings and cost savings initiatives had occurred on January 1, 2014.
(h)	Adjusted EBITDA, including pro forma adjustments, gives pro forma effect to the adjustments discussed in (g) above.
(i)	The senior secured leverage ratio is defined in Affinion’s amended and restated senior secured credit facility, as amended on May 20, 2014 (senior secured debt, as defined, to Adjusted EBITDA, as defined). The senior secured leverage ratio must be equal to or less than 4.25 to 1.0 at December 31, 2014.
(j)	The fixed charge coverage ratio is defined in the indentures governing the Affinion 2010 senior notes and the Affinion 2013 senior subordinated notes (consolidated cash flows, as defined, which is computed with the same addbacks as in Adjusted EBITDA (as defined in Affinion’s amended and restated senior secured credit facility) to fixed charges, as defined). The calculation of fixed charges excludes the amortization of deferred financing costs associated with the amendment and restatement of Affinion’s credit facility on April 9, 2010.